UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2022

MedTech Acquisition Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39813	85-3009869
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

48 Maple Avenue, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 391-1288

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-third of one Redeemable Warrant	MTACU	The Nasdaq Stock Market LLC
Class A common stock, par value $0.0001 per share	MTAC	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	MTACW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 1.02 below is hereby incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement

As previously disclosed, on August 12, 2021, MedTech Acquisition Corporation, a Delaware corporation (“MTAC” or the “Company”), entered into a business combination agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”) with Memic Innovative Surgery Ltd. (“Memic”) and Maestro Merger Sub, Inc., a wholly-owned subsidiary of Memic (“Merger Sub”).

Termination of Business Combination Agreement

On March 10, 2022, MTAC, Memic and Merger Sub entered into a Termination of Business Combination Agreement (the “Termination Agreement”), pursuant to which the parties agreed to mutually terminate the Business Combination Agreement. The termination of the Business Combination Agreement is effective as of March 9, 2022.

As a result of the termination of the Business Combination Agreement, the Business Combination Agreement, along with any Transaction Agreement (as defined in the Business Combination Agreement) entered into in connection therewith, are void and there is no liability under either of the Business Combination Agreement or any Transaction Agreement on the part of any party thereto (including, without limitation, under the SPAC Sponsor Letter Agreement by and among Memic, MedTech Acquisition Sponsor LLC, and the other parties signatory thereto dated August 12, 2021). Pursuant to the Termination Agreement, subject to certain exceptions, the Company, Memic and Merger Sub have also agreed, on behalf of themselves and their respective related parties, to a release of claims relating to the business combination.

MTAC intends to continue to pursue a business combination.

The foregoing descriptions of the Business Combination Agreement and the Termination Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the full text of the Business Combination Agreement, which was previously filed as Exhibit 2.1 to the Current Report on Form 8-K with the U.S. Securities and Exchange Commission by the Company on August 13, 2021, and the full text of the Termination Agreement, which is attached hereto as Exhibit 10.1, each of which is incorporated by reference herein.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On March 9, 2022, MTAC convened and then adjourned, without conducting any other business, its special meeting of its stockholders (the “Special Meeting”) relating to the proposed business combination with Memic and the other transactions contemplated by the Business Combination Agreement.

Present at the Special Meeting were holders of 19,850,992 shares of MTAC’s Class A common stock and 6,250,000 shares of MTAC’s Class B common stock, in person or by proxy, representing approximately 83.52% of the voting power of the common stock as of January 25, 2022, the record date for the Special Meeting, and constituting a quorum for the transaction of business. As of the record date, 31,250,000 shares of the Company’s common stock, including 25,000,000 shares of Class A common stock and 6,250,000 shares of Class B common stock, were outstanding and entitled to vote at the Special Meeting.

Based on the proxies received by the time of the Special Meeting voting in favor of “The Adjournment Proposal”, which is a proposal allowing the MTAC board of directors to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to provide more time to meet the requirements that are necessary to consummate the Transactions, the Chairman of the Board adjourned the Special Meeting. The voting results were as follows:

For	Against	Abstain
21,954,156	3,142,736	1,004,100

The Special Meeting was adjourned to 11 a.m. Eastern Time on March 10, 2022, but as a result of the termination of the Business Combination Agreement pursuant to the Termination Agreement disclosed in Item 1.02, such meeting will no longer take place and has been canceled.

Item 8.01. Other Events.

On March 10, 2022, MTAC and Memic issued a joint press release announcing the termination of the Business Combination Agreement. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference. As a result of the termination of the Business Combination Agreement, the special meeting of MTAC’s stockholders, which had been adjourned to March 10, 2022, for the purpose of voting on the Business Combination Agreement and proposed transactions related thereto, will not take place.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1†	Termination of Business Combination Agreement
99.1	Press Release
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

† Certain of the exhibits to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTECH ACQUISITION CORP.

Dated: March 10, 2022	By:	/s/ Christopher C. Dewey
	Name:	Christopher C. Dewey
	Title:	Chief Executive Officer